EXHIBIT 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:31 PM 02/10/1993 723041077 - 2251460

RESTATED

CERTIFICATE OF INCORPORATION

OF

LANDSTAR HOLDING CORPORATION

Landstar Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.

The Corporation was incorporated as Landstar Holding Corporation and its Original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 8, 1991.

2.

On March 19, 1991, the Board of Directors of the Corporation unanimously adopted a resolution authorizing the amendment of the Corporation’s Certificate of Incorporation in accordance with Section 241 of the General Corporation Law of the State of Delaware. The amendment had the effect of increasing the authorized shares of Common Stock. The Certificate of Amendment was filed with the Secretary of State of the State of Delaware on March 20, 1991.

3.

On February 9, 1993, the Board of Directors of the Corporation unanimously adopted a resolution authorizing the amendment and restatement of the Corporation’s Certificate of Incorporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. In lieu of a meeting and vote of the stockholders of the Corporation, the Corporation’s majority stockholder has, by less than unanimous written consent dated February 9, 1993, approved the amendment and restatement of the Certificate of Incorporation and the taking of the actions contemplated thereby, and such consent has been filed with the minutes of the proceedings of stockholders of the Corporation. Notice of such action has been given to all stockholders who have not consented in writing, all in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation. The amendments have the effect of (i) changing the name of the Corporation; (ii) increasing the authorized shares of Common Stock to 20,000,000; (iii) authorizing the issuance 2,000,000 shares of Preferred Stock; (iv) classifying the Board of Directors; and (v) making such other changes as are proper under Delaware Law and deemed necessary or appropriate by the Board of Directors.

5.

The text of the Certificate of Incorporation as heretofore amended is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Landstar System, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at the address of the Corporation’s registered office is The Corporation Trust Company.

ARTICLE III

The purpose if the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.

  The total number of shares of capital stock which the Corporation shall have the authority to issue is twenty-two million (22,000,000), consisting of (a) twenty million (20,000,000) shares of Common Stock, par value $.01 per share, and (b) two million (2,000,000) shares of Preferred Stock, par value $1.00 per share.

Section 2.

Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder and shall be entitled to vote with respect to all matters as to which a stockholder of a Delaware corporation would be entitled to vote.

Section 3.

The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)  The designation of the series which may be by distinguishing number, letter or title.

(b)  The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(c)  Whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series.

(d)  The dates on which dividends, if any, shall be payable.

(e)  The redemption rights and price or prices, if any, for shares of the series.

(f)  The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

(g)  The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(h)  Whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

(i)  Restrictions on the issuance of shares of the same series or of any other class or series.

(j)  The voting rights, if any, of the holders of shares of the series.

Section 4.

The common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

Section 5.

Except as may be provided in this Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Section 6.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(a)  The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

(b)  Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

(c)  Provisions which adjust the number of exercise price or such rights, or amount or nature of the stock or other securities or property receivable upon exercise of such rights, in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

(d)  Provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(e)  Provisions which permit the Corporation to redeem such rights.

(f)  The appointment of a rights agent with the respect to such rights.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the Bylaws of the Corporation by the vote of a majority of the entire Board of Directors. In addition to any requirements of law and any other provision of this Restated Certificate of Incorporation, the stockholders of the Corporation may adopt, repeal, alter or amend any provision of the Bylaws upon the affirmative vote of the holders of 75% or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VII

Section 1.

The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

Section 2.

The number of directors constituting the initial Board of Directors shall be seven (7) and thereafter the number of directors shall be as set forth in or pursuant to the Bylaws of the Corporation, but shall not be more than ten (10). The Board of Directors shall be divided by the directors into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1994, directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1995 and directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 1996. At each succeeding annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three year terms.  The holders of a majority of the shares than entitled to vote at an election of directors may remove any director or the entire Board of Directors, but only for cause.

Section 3.

Advance notice of nominations for elections for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VIII

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Section 1.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation (including Landstar System Holdings, Inc., Ranger Transportation, Inc., Independent Freightway, Inc., Ligon Nationwide, Inc., Gemini Transportation Services, Inc., Poole Truck Line, Inc., Landstar Transportation Service, Inc. and Risk Management Claim Services, Inc.) or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action or omission in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such  proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”), and provided, further, that, if required by the General Corporation Law of the State of Delaware, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.

Section 2.

If a claim under Section 1 of this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met the applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article IX or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

Section 3.

The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation or any bylaw, contract, agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.

The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 5.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX or as otherwise permitted under the General Corporation Law of the State of Delaware with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE X

A director of the Corporation, in determining what he reasonably believes to be in the best interests of the Corporation, shall consider the interests of the Corporation’s stockholders and, in his discretion, may consider any of the following:

(a)  The interests of the Corporation’s employees, independent contractors, agents, suppliers, creditors and customers;

(b)  The economy of the nation;

(c)  Community and societal interests; and

(d) The long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

ARTICLE XI

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE XII

Cumulative voting for the election of directors shall not be permitted.

ARTICLE XIII

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of consent in writing to the taking of any action is hereby specifically denied. The foregoing sentence shall take affect on the day following the date on which the Corporation’s initial underwritten public offering of Common Stock closes. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Board of  Directors pursuant to a resolution approved by a majority of the entire Board of Directors, by the President or as otherwise provided in the Bylaws of the Corporation.

ARTICLE XIV

The vote of stockholders of the Corporation required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article XIV.

Section 1.

In addition to any affirmative vote required by law or by this Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 3 of this Article XIV:

(a)

any merger or consolidation of the Corporation with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of (i) all or substantially all the assets of the Corporation or (ii) assets of the Corporation or any of its Subsidiaries representing in the aggregate more than 75% of the total value of the assets of the Corporation and its consolidated Subsidiaries as reflected on the most recent consolidated balance sheet of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect; or

(c)

any sale, lease, exchange, mortgage, pledge, transfer or other dispositions (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or of any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more, but less than the amount referred to in clause (ii) of paragraph (b) of this Section  1, or (ii) any merger or consolidation of any Subsidiary of the Corporation having assets with an aggregate Fair Market Value of $10,000,000 or more in a transaction not covered by paragraph (b) of this Section 1 with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(d)  the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary; or

(e)  The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(f)  any reclassification of securities (including any reverse stock split) or recapiltalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder), which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

shall not be consummated without (i) the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Stockholders, in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Restated Certificate of Incorporation or by a registered securities association or in any agreement with any national securities exchange or otherwise.

Section 2.

The term “Business Combination” as used in this Article XIV shall mean any transaction which is referred to in any one or more of paragraphs (a) through (f) of Section 1 of this Article XIV.

Section 3.

The provisions of Section 1 of this Article XIV shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as  is required by law and any other provision of this Restated Certificate of Incorporation, if all the conditions specified in any of the following paragraphs (a), (b) or (c) are met:

(a)

(i) such Business Combination shall have been approved by a  majority of the Disinterested Directors and (ii) the Interested Stockholder involved in such Business Combination (x) acquired such status as an Interested Stockholder in a manner substantially consistent with an agreement or memorandum of understanding approved by the Board of Directors (including a majority of the Disinterested Directors) prior to the time of such Interested Stockholder became an Interested Stockholder and (y) has complied with all requirements imposed by such agreement or memorandum of understanding; or

(b)

in the case of any Business Combination described in paragraph (a) or (f) of Section 1 of this Article XIV, (i) such Business Combination shall have been approved by a majority of the Disinterested Directors, (ii) such Business Combination shall not have resulted, directly or indirectly, in an increase of more than 10% in the total amount of shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which was directly or indirectly beneficially owned by an Interested Stockholder and all Affiliates and Associates of such Interested Stockholder at the time of the approval of such Business Combination by a majority of the Disinterested Directors, and (iii) such Business Combination shall not have been consummated within a period of two years after the consummation of any other Business Combination described in paragraph (a), (b), (c), (d), (e) or (f) of Section 1 of this Article XIV (whether or not such other Business Combination shall have been approved by a  majority  of the Disinterested Directors) which had the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which was directly or indirectly beneficially owned by such Interested Stockholder or any Affiliate or Associate of such Interested Stockholder; or

(c)

in the case of any Business Combination described in paragraph (c) or (d) of Section 1 of this Article XIV, such Business Combination shall have been approved by a majority of the Disinterested Directors.

Section 4.

For the purposes of this Article XIV:

(a)

A “person” shall mean any individual, group, firm, corporation, partnership, trust or other entity.

(b)

“Interested Stockholder” shall mean any person (other than the Corporation, any Subsidiary, or Kelso Investment Associates IV, L.P. or any of its Affiliates or Associates, and other than any group consisting of the directors and officers of the Corporation which may be deemed to be a group solely by reason of each of them being directors or officers of the Corporation or members of a slate proposed by the Corporation as directors) who or which:

(1)  is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

(2)  is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

(3)  is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)

“Disinterested Stockholder” shall mean a stockholder of the Corporation who is not an Interested Stockholder of an Affiliate or an Associate of an Interested Stockholder.

(d)

a person shall be a “beneficial owner” of any Voting Stock:

(1)  which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly: or

(2)  which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

(3)  which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(e)

For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (d) of this Section 4 but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

(f)

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on February 1, 1993.

(g)

“Subsidiary” shall mean any Corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned by the Corporation, by a Subsidiary of by the Corporation and one or more Subsidiaries, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary or by the Corporation and one or more Subsidiaries.

(h)

“Disinterested Director” means any member of the Board of Directors of the Corporation who in unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority if Disinterested Directors than on the Board of Directors.

(i)

“Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange Composite Tape, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a majority of the Disinterested Directors in good faith.

Section 5.

A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article XIV, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Section 3 of this Article XIV have been met with respect to any Business Combination and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation has, (i) an aggregate Fair Market Value of $10,000,000 or more or (ii) represent in the aggregate more than 75% of the total value of the assets of the Corporation and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles then in effect; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article XIV.

Section 6.

Nothing contained in this Article XIV shall be construed to relieve an Interested Stockholder from any fiduciary obligation imposed by law.

ARTICLE XV

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XV; provided, however, that any amendment or repeal of Article VIII or Article IX of this Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and provided, further, that Articles V, VI, VII, VIII, IX, X, XII, XIII, XIV and XV of this Restated Certificate of Incorporation shall not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 9th day of February, 1993.

Landstar Holding Corporation

/S/ Henry H. Gerkens

__________________________

Name:  Henry H. Gerkens

Title:  Vice President

Attested by:

/s/ Michael L. Harvey

__________________________

Michael L. Harvey, Secretary

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:32 PM 02/10/1993 723041078 - 2251460

CERTIFICATE OF DESIGNATION OF JUNIOR

PARTICIPATING CUMULATIVE PREFERRED STOCK

Par Value $1.00 Per Share

of

Landstar System, Inc.

(formerly Landstar Holding Corporation)

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

We, Henry H. Gerkens, Vice President, and Michael L. Harvey, Secretary, of Landstar System, Inc., (formerly Landstar Holding Corporation), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation (the “Restated Certificate”) of the said Corporation, the said Board of Directors on February 9, 1993, by the affirmative vote of at least two-thirds of the members of the Board of Directors, adopted the following resolution creating a series of Two Hundred Thousand (200,000) shares of Preferred Stock, par value $1.00 per share:

RESOLVED, that contingent upon the approval of the Restated Certificate, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.

The shares of such series shall be designated as Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the “Junior Preferred Stock”) and the number of shares constituting such series shall be Two Hundred Thousand (200,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.

Section 2.  Dividends and Distributions.

(A)  Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.50 per share ($10.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment date and the next subsequent Quarterly Dividend Payment date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall accumulate but shall not bear interest.  Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.

            The holders of shares of Junior Preferred Stock shall have the following voting rights.

(A)  Subject to the provisions for adjustment as hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Junior Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by classification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or less number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein, in the Restated Certificate, in any other certificate of designation creating a series of preferred stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)  If at any time the Corporation shall not have declared and paid all accrued and unpaid dividends on the Junior Preferred Stock as provided in Section 2 hereof for four consecutive Quarterly Dividend Payment Dates, then, in addition to any voting rights provided for in paragraphs (A) and (B), the holders of the Junior Preferred Stock shall have the exclusive right, voting separately as class, to elect two directors on the Board of Directors of the Corporation (such directors, the “Preferred Directors”).  The right of the holders of the Junior Preferred Stock to elect the Preferred Directors shall continue until all such accrued and unpaid dividends shall have been paid.  At such time, the terms of any of the Preferred Directors shall terminate.  At any time when the holders of the Junior Preferred Stock shall have thus become entitled to elect Preferred Directors, a special meeting of shareholders shall be called for the purpose of electing such Preferred Directors, to be held within 30 days after the right of the holders of the Junior Preferred Stock to elect such Preferred Directors shall arise, upon notice given in the manner provided by law or the by-laws of the Corporation for giving notice of a special meeting of shareholders (provided, however, that such a special meeting shall not be called if the annual meeting of shareholders is to convene within said 30 days).  At any such special meeting or at any annual meeting at which the holders of the Junior Preferred Stock shall be entitled to elect Preferred Directors, the holders of a majority of the then outstanding Junior Preferred Stock present in person or by proxy shall be sufficient to constitute a quorum for the election of such directors.  The persons elected by the holders of the Junior Preferred Stock at any meeting in accordance with the terms of the preceding sentence shall become directors on the date of such election.

Section 4.  Certain Restrictions.

(A)

Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)

declare or pay dividends or, make any other distributions on any shares or stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock;

(ii)

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock except dividends paid ratably on the Junior Preferred Stock, and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)

redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding-up) to the Junior Preferred Stock; or

(iv)

purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.

Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate, in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding-Up.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock unless prior thereto, the holders of shares of Junior Preferred Stock shall have received the higher of (i) $10.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock are entitled immediately prior to such event under the provision in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.  Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.

The shares of Junior Preferred Stock shall not be redeemable.

Section 9.  Rank

Unless otherwise provided in the Restated Certificate or a certificate of designation relating to a subsequent series of preferred stock of the Corporation, the Junior Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up, and senior to the Common Stock of the Corporation.

Section 10.  Amendment.

The Restated Certificate, as amended and restated, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the Junior Preferred Stock, voting together as a single series.

Section 11.  Fractional Shares.

Junior Preferred stock may be issued in fractions of a share (in one one-hundredths (1/100) of a share and integral multiples thereof) which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Vice President and attested by its Secretary this 10th day of February, 1993.

/s/ Henry H. Gerkens

__________________________

                  Vice President

ATTEST:

/s/ Michael L. Harvey

______________________________

                  Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:00 PM 05/29/2003 FILED 01:00 PM 05/29/2003 SRV 030351554 - 2251460 FILE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORPATION

OF

LANDSTAR SYSTEM, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

LANDSTAR SYTEM, INC., a corporation organized under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  That the Board of Directors of the Corporation, at a meeting of its members held on February 5, 2003, duly adopted resolutions instructing the officers of the Corporation to present the following proposed amendment (the “Proposed Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation for consideration by the Corporation’s Stockholders at their next annual meeting, and declaring the Proposed Amendment to be advisable:

That Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of Article IV in its entirety and inserting in lieu thereof the following:

“Section 1.     The total number of shares of capital stock which the Corporation shall have the authority to issue is fifty-two million (52,000,000), consisting of (a) fifty million (50,000,000) shares of Common Stock, par value $.01 per share, and (b) two million (2,000,000) shares of Preferred Stock, par value $1.00 per share.”

SECOND:  That at the duly called annual meeting of the Corporation’s Stockholders held on May 15, 2003, at which a quorum was present in accordance with the terms of the Company’s Amended and Restated By-Laws, the Stockholders have approved, by a majority of the shares of Common Stock present in person or by proxy at such meeting, resolutions increasing the number of authorized shares of Common Stock to 50,000,000.

THIRD:  That this Proposed Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, for the purpose of amending the Amended and restated Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 29th day of May, 2003.

/s/ Robert C. LaRose

__________________________

Name:  Robert C. LaRose

Title:   Vice President, Chief

            Financial Officer, and

            Secretary